Exhibit 2.1

ASSET PURCHASE BY MAX SOUND AND LIQUID SPINS PLAN OF REORGANIZATION

THIS ASSET PURCHASE AGREEMENT BY MAX SOUND AND LIQUID SPINS PLAN OF REORGANIZATION ("Agreement"), dated as of November 15, 2012 is entered into by and between MAX SOUND CORPORATION, a Delaware corporation ("MAXD") with its address at 2902A Colorado Avenue, Santa Monica, CA 90404, and LIQUID SPINS, INC., a Colorado corporation (“LSI”), with its address at 5525 Erindale Drive, Ste. 200, Colorado Springs, CO, 80918.

WHEREAS, the Board of Directors of MAXD (“MAXD Board”) has unanimously (a) determined that it is in the best interests of MAXD and its stockholders, and declared it advisable, to enter into this Agreement with LSI, and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in accordance with the applicable provisions of the statutes of the State of Delaware;

WHEREAS, the Board of Directors of LSI (“LSI Board”) has unanimously (a) determined that it is fair to and in the best interests of LSI and its shareholders, and declared it advisable, to enter into this Agreement with MAXD, and (b) approved the execution, delivery and performance of this Agreement, the plan of reorganization of LSI, and the consummation of the transactions contemplated hereby, in accordance with the applicable provisions of the statutes of the State of Colorado, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption and approval of this Agreement by the shareholders of LSI;

WHEREAS, before the Closing Date, LSI legally owns and controls all of the rights, title and interest to all of Liquid Spins Assets as described herein as part of this Agreement and the rights to market and sell music via LSI’s technology ("Technology") and pursuant to agreements with major music companies and record labels ("Music Labels") for all fields of use specified in this Agreement.

WHEREAS, the parties desire to provide for the terms and conditions upon which MAXD will acquire the Assets (defined below) of LSI in a stock-for-asset exchange (the "Acquisition") in accordance with the respective corporation laws of their state, upon consummation of which substantially all of the Assets of LSI will transfer to and then immediately become owned by MAXD, and all such Assets shall be exchanged for common stock of MAXD under the terms and conditions set forth more fully in this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Acquisition will qualify as a reorganization of LSI within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"); and

WHEREAS, each of the parties to this Agreement desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Acquisition.

NOW, THEREFORE, in consideration of the stock-for-asset exchange and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are by this Agreement acknowledged, the parties agree as follows:

ARTICLE 1
THE STOCK-FOR-ASSET ACQUISITION

1.01         The Acquisition.

(a) Acquisition. Subject to the terms and conditions of this Agreement, at the Closing on the Closing Date, as defined below, LSI will sell, assign, transfer and deliver to MAXD and MAXD will purchase from LSI all of LSI’s right, title and interest in and to all of the assets related to LSI’s business as described in the Asset’s List attached hereto as Exhibit A (the “Assets”) and in the business plan attached hereto as Exhibit B (the “Business”), except that certain assets unrelated to LSI’s business will be excluded and retained by LSI (the “Excluded Assets”).  The assets being transferred pursuant to this Agreement are collectively referred to herein as the “Assets” and are further described in Exhibit A attached hereto.  The Acquisition shall be conducted in accordance with the respective corporation laws of each party’s state and the provisions of this Agreement.

(b) Excluded Assets. The following assets are excluded from the Acquisition: (i) cash not to exceed $10,000 to pay expenses related to the preparation and execution of this Agreement, including legal and accounting expenses; (ii) cash not to exceed $5000 to redeem LSI shares from LSI shareholders exercising their rights under Colorado’s dissenter’s rights statutes (the “LSI Dissenting Shares”), which amount may be estimated and withheld in LSI’s discretion until the statutory period for exercising dissenter’s rights has expired at which time if such cash is not used for Dissenting Shares it will be passed within ten days from LSI to MAXD; and (iii) all right, title and interest to the property relating specifically to Malemark.

(c) Closing; Closing Date. The term “Closing” as used in this Agreement shall mean the Acquisition contemplated by this Agreement, which, unless earlier terminated under Article 9, shall take place as promptly as practicable, including the satisfaction or waiver of the conditions set forth in Article 4.  The term “Closing Date” as used in this Agreement shall mean the date on which the Closing actually takes place.  Notwithstanding the prior sentences in this Section 1.01(c), for accounting purposes only, the parties shall treat the Closing as if it occurred on October 30, 2012.

(d) Purchase Price. At Closing, by virtue of the Acquisition, all of the Assets shall be exchanged for shares of common stock of MAXD ("MAXD Shares") equal to ten million dollars ($10,000,000.00), less any amounts in actual dollar value excluded from the Assets under Section 1.01(b)(ii) herein (the “Purchase Price”).  The price of the MAXD Shares will be determined by taking the average of the daily closing prices for MAXD Shares as reported on the OTC Bulletin Board on the ten (10) trading days immediately preceding the Closing Date and after the LSI Proxy Mailing Date (the “Valuation Price”).

1.02         Effect of Acquisition.

(a) Rights of LSI in the Assets Cease. At and after the Closing, all of LSI’s ownership interest in the Assets shall transfer to MAXD in their entirety.

(b) Liquidation of LSI. After the Closing, LSI shall promptly complete the Exchange of Shares with LSI Shareholders and then undertake the complete liquidation and dissolution of LSI in accordance with the applicable provisions of the Code relating to tax free reorganization, including Sections 368 and 361 of the Code, and the applicable statutes of the State of Colorado.  LSI shall cease to exist after its distribution to its shareholders of all MAXD shares it receives in the exchange; its subsequent liquidation and then all shares of LSI shall be deemed canceled.

(c) Cash on hand. All of LSI’s cash on hand at Closing, except for the Excluded Assets, will be transferred to the MAXD account at Bank of America as provided to LSI by MAXD within 3 days after the Closing. On November 15, 2012, LSI will pay the quarterly bill to Warner Music. In addition, LSI will provide to MAXD all the cash on hand at the closing but no less than $80,000.

(d) Linking of Accounts. At the Closing, any online e-commerce accounts, retail music download cards and all accounts linking to the downloading and sale of music from LSI through all of its customers both, consumer, retail and wholesale, shall be re-linked to MAXD Accounts at Bank of America as provided to LSI by MAXD. Beginning immediately after the closing, MAXD will assume the responsibility of the LSI accounts payable for the uploaded music associated with the record labels and/or Amazon.com.

(e) Assumption of Record Label Accounts. Prior to October 30, 2012, all of the Record Labels who have agreements with LSI have agreed in writing to the change of control from LSI to MAXD. In keeping with this change of control, MAXD will assume the responsibility of maintaining the relationships and related accounts receivable and payable on and after the Closing Date.

(f) Assumption of Employment of Key Personnel. On the Closing Date, MAXD shall enter into employment agreements with Paul Myers and Christy DiNapoli in the forms attached as Exhibit C & D, respectively.  In addition, MAXD will add up to four additional personnel from LSI to its employee team.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.01         Representations and Warranties of LSI. LSI represents and warrants to MAXD, as of the date of this Agreement and on the Closing Date, as follows:

(a) Organization. LSI is a corporation duly organized, validly existing and in good standing under the applicable laws of the State of Colorado, and it has the requisite power and authority to conduct its business and consummate the transactions contemplated by this Agreement.

(b) Authorization. The execution of this Agreement and the consummation of the Acquisition contemplated by this Agreement has been approved by the LSI Board; no other corporate action by LSI is necessary in order to execute, deliver, consummate and perform its obligations hereunder; and LSI has all requisite authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

(c) LSI Shares. All issued and outstanding LSI Shares have been duly and validly issued and are fully paid and have not been issued in violation of any preemptive or other rights of any other person or any applicable laws. There are no outstanding options, warrants, commitments, calls or other rights or agreements requiring LSI to issue any LSI Shares to anyone for any reason whatsoever. None of the LSI ownership interests in the Assets are subject to any change, claim, condition, interest, lien, pledge, option, security interest or other encumbrance or restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(d) Binding Effect. The execution, delivery, performance and consummation of this Agreement, the Acquisition and the transactions contemplated by this Agreement will not violate any obligation to which LSI is a party and will not create a default under any such obligation or under any agreement to which LSI is a party. This Agreement constitutes a legal, valid and binding obligation of LSI to MAXD, enforceable in accordance with its terms.

(e) Litigation Relating to this Agreement. There are no suits, actions or proceedings pending or, to the best of LSI’s knowledge, threatened, which seek to enjoin the Acquisition or the transactions contemplated by this Agreement or which, if adversely decided, would have a materially adverse effect on the business, assets or prospects of LSI or its ownership of the Assets.

(f) No Conflicting Agreements. Provided that the consent of the Record Labels remains effective as of the Closing Date, neither the execution and delivery of this Agreement nor the fulfillment of or compliance by LSI with the terms or provisions of this Agreement nor all other documents or agreements contemplated by this Agreement and the consummation of the transaction contemplated by this Agreement will result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of LSI’s articles of incorporation or bylaws, the Agreement, or any agreement, contract, instrument, order, judgment or decree to which LSI is a party or by which LSI or any of its assets are bound, or  violate any provision of any applicable law, rule or regulation or any order, decree, writ or injunction of any court or government entity which materially affects the Assets or Business of LSI.

(g) Consents. Except for any consents disclosed and provided for herein or required under Colorado law, no consent from or approval of any court, governmental entity or any other person is necessary in connection with execution and delivery of this Agreement by LSI or performance of LSI’s obligations hereunder or under any other agreement to which LSI is a party; and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of the Agreement, or any other material right, privilege, license or agreement relating to the Assets or Business.

(h) Title to Assets. This Agreement and the Assets shown on Exhibit A are the sole assets of LSI, except for the Excluded Assets. Prior to and on the Closing Date, LSI has good and marketable title to the Assets, free and clear of all liens, claims, charges, mortgages, options, security agreements and other encumbrances of every kind or nature whatsoever.

(i) Intellectual Property.

1. LSI represents that it owns all of the intellectual property provided on Exhibit A and further described in Exhibit B (“LSI IP”) and has all right, power, authority and ownership and entitlement to maintain such rights;

2. The LSI IP and Business was developed fully by LSI, who with this Agreement and the consents required herein is assigning all of its rights, title and interests in the LSI IP and Business to MAXD; and

(j) Liabilities of LSI. LSI has no liabilities or obligations of any kind, character or description that has not been disclosed prior to the closing or that would encumber LSI Assets, Technology and Business. MAXD is acquiring the assets of LSI but MAXD is not acquiring the liabilities of LSI.

(k) Absence of Certain Changes or Events. From October 30, 2012 until the Closing Date, LSI represents that it has not, and without the written consent of MAXD, it will not have:

1. Sold, encumbered, assigned, let lapse or transferred any of its material Assets, including without limitation the LSI IP, or any other material Asset of LSI’s Business or Technology;

2. Made any commitments or agreements for capital expenditures or otherwise;

3. Entered into any material transactions not in the ordinary course of business or made any commitment not disclosed to MAXD;

4. Incurred any material obligation or liability for borrowed money against the Assets;

5. Suffered any other event of any character, which is reasonable to expect, would adversely affect the future condition (financial or otherwise) of the Assets or Business; or

6. Taken any action, which could reasonably be foreseen to make any of the representations or warranties made about LSI untrue as of the date of this Agreement or as of the Closing Date.

(l) Material Agreements. There are no outstanding licenses to or from others of any intellectual property and trade names except as disclosed on Exhibit A.

(m) Litigation. There is no suit, action or any arbitration, administrative, legal or other proceeding of any kind or character, or any governmental investigation pending or to the best knowledge of LSI, threatened which could create a third party interest against the Assets, or affecting the Assets, and LSI is not in violation of or in default with respect to any judgment, order, decree or other finding of any court or government authority relating to the Assets and Business, or the transactions contemplated herein. There are no pending or to the knowledge of LSI threatened actions or proceedings before any court, arbitrator or administrative agency, which would, if adversely determined, individually or in the aggregate, materially and adversely affect the Assets and Business or the transactions contemplated herein.

(n) Material Adverse Change. LSI has no knowledge of any existing or threatened occurrence, action or development that could reasonably cause a material adverse effect on the Assets, Business or prospects.

(o) No Broker's Fees. LSI has not incurred any investment banking, broker or other similar fees or obligations in connection with this Agreement or the transactions contemplated by this Agreement.

(p) Full Disclosure. All representations or warranties of LSI contained in this Agreement are true, correct and complete in all material respects to the best of its knowledge on the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing Date as if they were made on such date. No statement made by LSI in this Agreement or in the exhibits to this Agreement or any document delivered by them or on their behalf pursuant to this Agreement contains an untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement not misleading in any material respect in light of the circumstances in which they were made.

(q) LSI represents that as of the date of signing of this agreement that Paul Myers and Christy DiNapoli are responsible for the transition of LSI Assets and Technology to MAXD going forward to assure a seamless transition of the ownership and functionality to MAXD.

(r) LSI represents that as of the date of signing of this agreement it has been responsible for and has made timely all necessary payments of relevant taxes for all LSI employees.

2.02         Representations and Warranties of MAXD. MAXD represents and warrants to LSI, as of the date of this Agreement and on the Closing Date, as follows:

(a) Organization. MAXD is a corporation duly organized, validly existing and in good standing under the laws of Delaware, is qualified to do business as a foreign corporation in each other jurisdiction in which the conduct of its business or the ownership of its properties require such qualification, and has all requisite power and authority to conduct its business and operate its properties.

(b) Authorization. The execution of this Agreement and the consummation of the Acquisition and the other transactions contemplated by this Agreement have been duly authorized by the MAXD Board; no other corporate action is necessary in order to execute, deliver, or consummate this Agreement and perform its obligations hereunder; and it has all requisite corporate and other authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

(c) Capitalization. The authorized capital of MAXD consists of 400,000,000 shares of common stock, with a par value $0.0001 per share. At the date of this Agreement, 255,460,394 shares of common stock of MAXD (“MAXD Shares”) are issued and outstanding as of the most recent MAXD 10Q filing. MAXD has no other capital stock authorized, issued or outstanding.  There are no declared or accrued unpaid dividends with respect to any of the MAXD Shares. All issued and outstanding MAXD Shares have been duly and validly issued and are fully paid and non-assessable shares and have not been issued in violation of any preemptive or other rights of any other person or any applicable laws, including federal and state securities laws.

(d) Convertible Securities.  There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, which materially affect this agreement to which MAXD is a party or by which it is bound obligating MAXD to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of MAXD or obligating MAXD to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

(e) Binding Effect. The execution, delivery, performance and consummation of the Acquisition and the transactions contemplated by this Agreement will not violate any obligation to which MAXD is a party and will not create a default or accelerate any obligations of MAXD under any agreement to which MAXD is a party, and this Agreement constitutes a legal, valid and binding obligation of MAXD, enforceable in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditor's rights generally and by the availability of injunctive relief, specific performance or other equitable remedies.

(f) Litigation Relating to this Agreement. There are no suits, actions or proceedings pending or to its knowledge threatened which seek to enjoin the Acquisition or the transactions contemplated by this Agreement or which, if adversely decided, would have a materially adverse effect on its business, results of operations, assets, or prospects of MAXD.

(g) No Conflicting Agreements. Neither the execution and delivery of this Agreement and the other agreements and documents related to the transactions contemplated herein nor the fulfillment of or compliance by MAXD with the terms or provisions of this Agreement will result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, its corporate charter or bylaws, or any agreement, contract, instrument, order, judgment or decree to which it is a party or by which it or any of its assets are bound, or violate any provision of any applicable law, rule or regulation or any order, decree, writ or injunction of any court or governmental entity which materially affects its assets or business.

(h) Consents. Assuming the correctness of LSI's representations regarding the Assets and Business, no consent from or approval of any court, governmental entity or any other person is necessary in connection with the execution and delivery of this Agreement; and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of any material right, privilege, license or agreement relating to MAXD or its assets or business.

(i) Financial Statements. The audited financial statements of MAXD available to all at www.sec.gov present fairly its financial position and the results of its operations on the dates and for the periods shown in this Agreement; provided, however, that interim financial statements are subject to customary year-end adjustments and accruals that, in the aggregate, will not have a material adverse effect on the overall financial condition or results of its operations. The Year-End Financials have been prepared in accordance with GAAP applied on a consistent basis and present fairly the financial condition and operating results of the MAXD as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance. There have been no material adverse changes in the nature of its business, prospects, the value of assets or the financial condition since June 30, 2012.

(j) Full Disclosure. All representations or warranties of MAXD are true, correct and complete in all material respects on the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing Date as if they were made on such date. No statement made by MAXD in this Agreement or in the exhibits to this Agreement or any document delivered by it or on its behalf pursuant to this Agreement contains an untrue statement of material fact or omits to state all material facts necessary to make the statements in this Agreement not misleading in any material respect in light of the circumstances in which they were made.

(k) Compliance with Laws. MAXD is in compliance with all applicable laws, rules, regulations and orders promulgated by any federal, state or local government body or agency relating to its business and operations.

(l) Litigation. There is no suit, action or any arbitration, administrative, legal or other proceeding of any kind or character, or any governmental investigation pending or, to the best knowledge of MAXD, threatened against MAXD materially affecting its assets or business (financial or otherwise), and MAXD is not in violation of or in default with respect to any judgment, order, decree or other finding of any court or government authority. There are no pending or threatened actions or proceedings before any court, arbitrator or administrative agency, which would, if adversely determined, individually or in the aggregate, materially and adversely affect its assets or business.

(m) Material Adverse Change. MAXD has no knowledge of existing or threatened occurrences, actions and developments that could cause a material adverse effect on MAXD or its business, assets or condition (financial or otherwise) or prospects.

(n) No Broker's Fees. MAXD has not incurred any investment banking, broker or other similar fees or obligations in connection with this Agreement or the transactions contemplated by this Agreement.

(p) MAXD Shares Issued to LSI. All MAXD Shares to be issued to LSI under this Agreement will be, when issued, validly issued, fully paid, non-assessable and issued in compliance with all state and federal securities laws.

(q) SEC Filings. As of their respective filing dates, the documents that MAXD filed or furnished to the Securities and Exchange Commission (“SEC”) complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC documents, and none of MAXD’s SEC documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed SEC documents.

(r) Proxy Statement. The information supplied by MAXD for inclusion in the Proxy Statement (defined herein) to be sent to the LSI Shareholders shall not, on the date the Proxy Statement is first mailed to the LSI Shareholders which shall be no later than November 15, 2012, as well as on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements not false or misleading. If at any time prior to the Closing, any event relating to MAXD or any of its affiliates, officers or directors should be discovered by MAXD which should be set forth in a supplement to the Proxy Statement, MAXD shall promptly inform LSI and it will then be LSI’s full responsibility to timely take such action as necessary, if any to address such situation.

2.03         Investment Representations. LSI and MAXD both acknowledge and agree to the facts set forth below:

(a) Stock Transfer Restrictions. LSI acknowledges that the MAXD Shares to be issued in payment of the Purchase Price will not be registered under the Securities Act or applicable state securities laws and LSI will not be permitted to sell or otherwise transfer the Shares for at least six months for non-insiders of LSI at the time of closing of this Agreement and at least one year for insiders at the time of closing of this Agreement from the closing date in any transaction in contravention of the following legend, which will be imprinted in substantially the following form on the stock certificate representing these MAXD Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT'), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISION OF THE ACT AND THE LAWS OF SUCH STATES UNDER WHOSE LAWS A TRANSFER OF SECURITIES WOULD BE SUBJECT TO A REGISTRATION REQUIREMENT, UNLESS AN OPINION OF COUNSEL STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION.

ARTICLE 3
COVENANTS

3.01         Shareholder Approval. LSI has prepared a proxy statement (the "Proxy Statement") to be mailed to the shareholders of LSI within two (2) days after the execution of this Agreement in connection with a special meeting to be called to consider the transactions contemplated by this Agreement. LSI will file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Acquisition and the transactions contemplated by this Agreement (the "Other Filings"). Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, LSI will promptly undertake any such additional mailing to LSI Shareholders, such amendment or supplement.

3.02         SEC Filings. Up to and after the Closing, MAXD shall remain current in compliance with all filings required by the SEC in order for LSI Shareholders receiving restricted MAXD Shares in the Acquisition to avail themselves of Rule 144 promulgated under the Securities Act at the earliest possible date. This shall include the obligation of MAXD to file a current report on Form 8-K reporting the acquisition of the Assets.

3.03         Legend Removal. LSI Shareholders receiving restricted MAXD Shares in the Acquisition will be required to obtain a legal opinion regarding the removal of the restrictive legend when permitted under Rule 144 either from MAXD Counsel or Counsel of each shareholder’s choice and at their own expense. MAXD shall cooperate in all restrictive legend removal requests made within the agreed upon holding periods as specified in 3.04 below.

3.04         Lock-up of MAXD Shares for LSI Insiders.  Each of the officers and directors of LSI serving at the Closing Date agrees that for a period of one year following the Closing Date, he shall not sell, transfer or assign any MAXD Shares received in connection with the Acquisition; provided, however, that such restriction shall not prevent any officer or director from transferring shares to his spouse, descendants, a limited liability company or other entity in which he has an interest, in each case solely for estate planning purposes; and provided further that Herman DeBoard agrees that following expiration of the one year restriction described above, he agrees not to sell in any calendar quarter any more than 10% of the number of MAXD Shares owned by him at the beginning of such calendar quarter.

3.05         No Actions Inconsistent with Tax-Free Reorganization. MAXD shall take no intentional action with respect to the Assets of LSI that could reasonably be expected to cause the Acquisition to fail to qualify as a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code and the judicial doctrines applicable thereto.

3.06         Share Certificates. In connection with the contemplated liquidation and dissolution of LSI following the Closing, MAXD shall direct its transfer agent to re-issue separate certificates to each LSI Shareholder, to facilitate the Exchange of Shares pursuant to the plan of reorganization adopted by LSI.

ARTICLE 4
TRANSACTIONS PRIOR TO CLOSING

4.01         Corporate Approvals. Prior to Closing Date, each of the parties represents that it has obtained the necessary approvals of this Agreement.

4.02         Access to Information. Each party agrees that it has permitted, the attorneys, accountants, and other representatives of the other parties’ reasonable access during normal business hours to its properties and its books and records to make reasonable investigations with respect to its affairs, and to make its officers and employees available to answer questions and provide additional information as reasonably requested.

4.03         Expenses. Each party agrees to bear its own expenses in connection with the negotiation and consummation of the Acquisition and the transactions contemplated by this Agreement.

4.04         Covenants. Except as permitted in writing, each party agrees that it will:

a) Use its good faith efforts to obtain all requisite licenses, permits, consents, approvals and authorizations necessary in order to consummate the Acquisition; and

b) Notify the other parties upon the occurrence of any event which would have a materially adverse effect upon the Acquisition or the transactions contemplated by this Agreement or upon the business, assets or results of operations; and

c) Not modify its corporate structure, except as necessary or advisable in order to consummate the Acquisition and the transactions contemplated by this Agreement.

ARTICLE 5
CONDITIONS PRECEDENT

The obligation of the parties to consummate the Acquisition and the transactions contemplated by this Agreement are subject to the following conditions that may be waived in writing, to the extent permitted by law:

5.01         Conditions to Obligations of Each Party to Close the Acquisition. The respective obligations of LSI and MAXD to effect the Closing of the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Approval. Each party must obtain the approval of its board of directors and such approval shall not have been rescinded or restricted.

(b) Consents. Each party shall obtain all requisite licenses, permits, consents, authorizations and approvals required to complete the Acquisition and the transactions contemplated by this Agreement.

(c) Litigation. There shall be no claim or litigation instituted or threatened in writing by any person or government authority seeking to restrain or prohibit any of the contemplated transactions contemplated by this Agreement or challenge the right, title and interest of LSI in the Assets or the right of LSI or MAXD to consummate the Acquisition contemplated hereunder.

(d) Representations & Warranties. The representations and warranties of the parties shall be true and correct in all material respects at the Closing Date.

(e) No Order.  No governmental entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the asset purchase or any other transactions contemplated in this Agreement.

5.02.        Conditions to Obligation of MAXD to Close the Acquisition. The obligations of MAXD to affect the Closing of the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)   IP. LSI IP has been prosecuted in good faith with reasonable diligence.

(b)  Approval of the six major record labels as to the continuation of the contracts with the change of control from LSI to MAXD.

(c)  Deliverables. MAXD shall have received, on or before the Closing Date, each of the following:

1.  all documentation relating to the Assets and Business, all in a form and substance reasonably satisfactory to MAXD;

2. such agreements, files and other data and documents pertaining to the Assets as MAXD may reasonably request;

3. all consents, assignments or related documents of conveyance to give MAXD the benefit of the transactions contemplated hereunder; and

4. such other documents, instruments or certificates as MAXD, or its counsel may reasonably request.

5. completion of satisfactory physical inspections of the Assets of LSI

6. completion of satisfactory due diligence and examination of the Assts and contracts of LSI

7. satisfactory review of title to assets and financial statements of LSI

8. negotiation and settlement with existing holders acceptable to MAXD

5.03         Conditions to Obligation of LSI to Close the Acquisition. The obligations of LSI to effect the Closing of the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. A simple majority of LSI Shareholders shall have approved the Acquisition and the plan of reorganization in accordance with the corporation laws of the State of Colorado.

(b) Deliverables. LSI shall have received, on or before the Closing Date, each of the following:

1.  a share certificate representing the MAXD Shares equal to the Purchase Price as provided in Section 1.01(d);

2. all consents, assignments or related documents of conveyance to give LSI the benefit of the transactions contemplated hereunder; and

ARTICLE 6
LIMITATIONS

6.01.        Survival of Representations and Warranties.  The representations and warranties made by LSI and MAXD shall survive for a period of one year after the Closing Date, and thereafter all such representations and warranties shall be extinguished, except with respect to claims then pending for which specific notice has been given during such one year period.

6.02         Limitations on Liability. Notwithstanding any other provision to this Agreement the contrary, neither party to this Agreement shall be liable to the other party for any cost, damage, expense, liability or loss until after the sum of all amounts individually when added to all other such amounts in the aggregate exceeds $1,000 and then such liability shall apply only to matters in excess of $1,000.

ARTICLE 7
REMEDIES

7.01         Specific Performance. Each party’s obligations under this Agreement are unique. If any party should default in its obligations under this agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages. Accordingly, subject to the termination provisions in Article 9, the non-defaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

7.02           Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party or parties shall be entitled to recover reasonable costs (not including attorneys' fees) incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

ARTICLE 8
ARBITRATION

In the event a dispute arises with respect to the interpretation or effect of this Agreement or concerning the rights or obligations of the parties to this Agreement, the parties agree to negotiate in good faith with reasonable diligence in an effort to resolve the dispute in a mutually acceptable manner. Failing to reach a resolution of this Agreement, either party shall have the right to submit the dispute to be settled by arbitration under the Commercial Rules of Arbitration of the American Arbitration Association. This Agreement shall be governed by and constructed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Any claims related to this Agreement will be venued in Los Angeles or San Diego California at MAXD’s option. Each party shall bear its own share of the costs of the arbitration proceeding. All awards in arbitration made in good faith and not involving fraud or other misconduct shall be final and binding.

ARTICLE 9
TERMINATION

9.1           Termination. Except as provided in Section 9.2, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing Date under the terms provided below:

(a) by mutual consent of LSI and MAXD;

(b) by LSI or MAXD if: (i) the Closing Date has not occurred by December 7, 2012 provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; (ii) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity that would make consummation of the Merger illegal;

(c) by MAXD if it is not in material breach of its obligations under this Agreement, upon a breach of any representation, warranty, covenant or agreement of LSI contained in this Agreement such that the conditions set forth in Article 5 would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice to LSI; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured; or

(d) by LSI if it is not in material breach of its obligations under this Agreement, upon a breach of any representation, warranty, covenant or agreement of MAXD contained in this Agreement such that the conditions set forth in Article 5 would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice to MAXD; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

9.2           Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of MAXD or LSI, or their respective officers, directors or shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination.

9.3           Amendment. The parties may amend this Agreement hereto at any time by execution of an instrument in writing signed on behalf of MAXD and LSI.

9.4           Extension; Waiver. At any time prior to the Closing Date, MAXD and LSI may, to the extent legally allowed, and mutually agreed to (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 10
MISCELLANEOUS

10.01       Assignment. No party may assign this Agreement or any right or obligation of it hereunder without the prior written consent of the other parties to this Agreement. No permitted assignment shall relieve a party of its obligations under this Agreement without the separate written consent of the other parties.

10.02       Employment Agreements. This Agreement includes two binding employment agreements provided hereto as Exhibits C and D.

10.03       Binding. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

10.04       Legal Compliance. Each party agrees that it will comply with all applicable laws, rules and regulations in the execution and performance of its obligations under this Agreement.

10.05       Entire Agreement. This document constitutes a complete and entire agreement among the parties with reference to the subject matters set forth in this Agreement. No statement or agreement, oral or written, made prior to or at the execution of this Agreement and no prior course of dealing or practice by either party shall vary or modify the terms set forth in this Agreement without the prior consent of the other parties to this Agreement. This Agreement may be amended only by a written document signed by the parties.

10.06       Notices. Notices or other communications required to be made in connection with this Agreement shall be sent by U.S. mail, certified, return receipt requested, personally delivered or sent by express delivery service and delivered to the parties at the addresses set forth below or at such other address as may be changed from time to time by giving written notice to the other parties.

If: Greg Halpern	If: Paul Myers
Max Sound Corporation	Liquid Spins, Inc.
2902 A Colorado Avenue	Ste 200, 5525 Erindale Drive
Santa Monica, CA 90404	Colorado Springs, CO, 80918

10.07       Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10.08       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute one and a single Agreement.

10.09       Duplicates. Any facsimile or email version including scanned signature of any part to this Agreement or to any other agreement or document executed in connection with this Agreement should constitute a legal, valid and binding execution by such parties.

10.10       PRESS RELEASES OR ANY OTHER FORMS OF COMMUNICATION TO THIRD PARTIES WHICH MENTION BOTH MAXD AND LSI SHALL BE RELEASED ONLY WITH THE PRIOR WRITTEN CONSENT AND APPROVAL OF BOTH MAXD AND LSI. Exhibit E has been agreed to by the parties in concert with the signing of this agreement.

10.11       Attorneys Fees.  If any party brings any action or other proceeding relating to the enforcement of any provision of this Agreement hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relieve to which the prevailing party bay be entitled).

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by a duly authorized officer of each party.

MAX SOUND CORPORATION		LIQUID SPINS INC.

/s/ Greg Halpern	Date	/s/ Herman DeBoard	Date
By:		By: /s/ Herman DeBoard
	11-15-12		11-15-12
Greg Halpern		Herman DeBoard
Chairman & C.F.O.		C.E.O.

Address:		Address:
2902 A Colorado Avenue		5525 Erindale Drive
Santa Monica, CA 90404		Colorado Springs, CO, 80918

EXHIBIT A: LIQUID SPINS ASSETS INCLUDING ALL CASH ON ACCOUNT

•Pueblo Supermarkets, 14 locations
•Ralph's Food Warehouse, 9 locations
•Supermax, 15 locations
•Supermercados Del Este, 2 locations
•Variety Wholesale, 415 locations
•Holiday Corp, 475 locations
•Casey's, 1750 locations
•Hucks, 150 locations
•Travel Centers, 234 locations
•Luv's Travel Centers, 287 locations
•Valero, 995 locations

RECORD LABEL PROMOTIONS COMPLETED

•Bud Light, Walmart, and Curb Records •Keith Urban, EMI Guitar Picks •Pablo Albaron at the Latin Grammy's •Foxy Shazaam at SXSW •Corrosion of Conformity at SXSW •Outdoor Fans for Sony at Essence Fest •Jennifer Hudson •Alecia Keys •Charlie Wilson •Fantasia •Usher •Miguel •Gift Card Giveaways at CMA Fest •Big Deal coasters at SXSW •Keith Urban Coasters •City of Nashville at SXSW

TECHNOLOGY PARTNERS SIGNED

•Zeevex.com
•TRG (Bing, Google, Ebay)
•Qubeey

PHYSICAL INVENTORY AND OFFICE EQUIPTMENT - See PDF titled "Liquid Spins Physical Office Inventory 2012"

DESIGN AND RETAIL READY CONCEPTS - See PDF titled "Liquid Spins Design Assets Inventory 2012"

RETAIL NEGOTIATIONS IN PROGRESS

•Viaero Mobile •The Denver Broncos (and the NFL) •Broncos Beats •Corporate Profile NYC •Leoness and Lorimar - Tamecula Valley Vineyards •Obrien Vineyards in NAPA •Zeekler Auctions - San Jose •US Olympic Committee and all team sports •American Media •The Tate Group - Book Publishers •CBS Radio •Margaritaville •Tahoe Celebrity Golf Tournament •Ford Motor Company •Conde Nast •Cheeseburger Charlie's •Shodogg •Sound Egg •East Coast Hockey League •Walmart.com •Pro Rodeo and PBR •Marcus Thomas (Hot Pockets) •Text Beats •NASCAR •Additional Incomm Partners: •Dollar General, 10,000 locations •Incomm Virtual Mobile Channels •Ziosk •Target.com •High Sierra Backpacks •Journey's and Genesco •Bass Pro Shops of America •Indirect Channel Stores, 4444 locations

BRAND VALUE

•Domain Value - www.liquidspins.com
•Facebook Fans 8000+
•Twitter Followers 6000+
•Pinterest Sales Model
•Multiple Domains
•Record Label and Management Support
•Pre-Public Launch National Exposure
•Essence Fest •Country Fest •SXSW •Latin Grammy's •CMA Fest •Country Radio Seminar
•Patent Pending on "Digital Media Distribution using QR codes on apparel"
•Well-known brand name in the music industry
•Fully Developed Retail Ready Concepts

LIQUID SPINS RECORDS -

•Tim Rushlow - Initial EP Recorded and Launched •Available on Liquid Spins, Amazon, iTunes, etc
•Produced by Grammy Award Winning Producer - Ian Eskelin
•5 Fully Master Recordings Owned:

1. Freedom
2. Rain Down On Me
3. It's Never Too Late

liquidspins.net
Forwards to liquidspins.com

liquidspins.org
Forwards to liquidspins.com

liquidspins.tv
Forwards to liquidspins.com

liquidspinspublishing.com
Parked

liquidspinsrecords.com
Wordpress blog with Liquid Spins Records news

lpfootball.liquidspins.com
Redirects to lprangers.liquidspins.com

lprangers.liquidspins.com
Redirects to giftcards.liquidspins.com/lprangers/
Sells gift cards specifically for Lewis Palmer Football Team

merch.liquidspins.com
Incomplete merchandise store for labels and partners

mobile.liquidspins.com
Outdated mobile site, left up for backwards compatibility and forwarding

mp3downloadsfast.com
Alias for promo.liquidspins.com

musicformyschool.com
Parked

musicthreadz.com
Parked

phpstaging.liquidspins.com
Endpoint for staging server for new PHP based site.

pinterest.liquidspins.com
Incomplete automated system for generating pinnable images for pinterest

previews.liquidspins.com
Outdated endpoint for audio previews. Now called directly from AWS bucket

promo.liquidspins.com
Promotional website that displays albums and links to the main site, for SEO

promotionmp3.com
Wordpress for selling bulk gift cards at a discount for resale

qr.liquidspins.com
QR generator and styler for record labels

retail.liquidspins.com
Site for retailers to learn about the company and sign up to partner with us

songmp3downloads.com
Alias for promo.liquidspins.com

spincodes.com
Public QR generator and styler for all albums

staging.liquidspins.com
Endpoint for RoR staging server

test.liquidspins.com
Test location for small php scripts and other php items

thepaperrecord.com
Redirects to liquidspins.com

thesongmob.com
Parked

winfreemusicforlife.com
Parked

zevedo.com
Parked

Servers on EC2:

Staging: Houses the RoR staging code and staging database.

Dev: Houses hydrospins.com.

Import: Import server, responsible for importing new data from EMI, Sony/Red, Curb and WMG.

DB: Houses the main Database (Postgresql) for the main site.

APP: Houses the main RoR website.

PHP: Houses most of the PHP related side sites.

PHP Staging: The staging and testing server for the in work new PHP site.

UMG: Import server for UMG content.

Download Server: Handles all downloads of mp3s.

Custom Built Scripts and Sites:

api.liquidspins.com: On PHP server. PHP based API site, which can:
- Display info on songs
- Display info on albums
- Display search results
- Receive a submitted order
- Send the downloads to the user

dashboard.liquidspins.com: on PHP server. PHP dashboard for the API with control panels for:
- Retailers
- Record labels
- Admin - with the ability to add new retailers.

download.liquidspins.com: PHP based download server, which does the following processes for the main site, the API, and the up and coming PHP site:
- Confirm that the user is allowed to download the requested song
- Retrieve the mp3 from the secured S3 storage
- Insert ID3 tags -- which embeds title, artist, album artwork, etc into the mp3
- Insert UITS code -- helps to secure the mp3 from pirating and required by Sony and UMG, soon to be required for all labels.
- Sends file to user
- Logs the download

fb.liquidspins.com: provides an alternative CSS for a fully functional iframe based Facebook app.

giftcards.liquidspins.com: On PHP server. Custom e-commerce site for selling gift cards. Includes affiliate program for Lewis Palmer Football.

import.liquidspins.com: RoR based import server, which receives files from the labels, processes the data and ads it to the database, and stores the previews, full tracks, and album artwork into the S3.

leebrice.liquidspins.com: On PHP server. Verifies age, then provides free Parking Lot Party mp3 and links to sale of full album

liqsp.in: On GoDaddy. YouRLs based URL shortener.

liquidspins.com: Main Site. See next section for more info.

phpstaging.liquidspins.com: In progress PHP site to replace the current site.

promo.liquidspins.com: On PHP server. Displays SEO friendly URLs as well as a site map for more SEO boosts.

qr.liquidspins.com: On PHP server. Uses QrEncode linux utility and ImageMagick to create QRs for albums, with the spincodes design -- rotated 45 degrees and laid over our graphics, for use by the record labels and affiliates. Embeds with affiliate code if logged in as an affiliate.

spincodes.com: On PHP server. Same system as qr.liquidspins.com but for public use.

staging.liquidspins.com: A duplicate environment of the live server, for testing changes to the sites code and database. RoR based, and will be replaced by Phpstaging Server.

Main Site Details:

The current main site is running on an AWS EC2 XLARGE instance, running CentOS 5 with Ruby on Rails 2.3.14 with Ruby EE 1.8.7 on Phusion Passenger (mod_rails/ mod_rack) 3.0.7 and Apache 2.2.17

The site currently consists of the following features:
- Featured albums on the homepage
- Playlist creation and sharing

EXHIBIT B
LSI Business Plan

LIQUID SPINS BUSINESS

History
Liquid Spins, Inc. was incorporated under the laws of the State of Colorado on June 20, 2009 under the name “Malemark, Inc.” to develop and market a line of greeting cards under the Malemark trademark and logo.  While marketing our original greeting cards, we developed the concept of a “lyrical” greeting card, which incorporated lyrics from popular songs as part of the card message.  In conjunction with this concept, we utilized a quick response, or “QR,” code which enabled recipients to scan the code with their smart phones, preview the song and download it from our website.  These concepts then evolved into various prototype products, including greeting cards that distribute digital media (primarily music) via the Internet, and we began marketing these products and our technology under the “Liquid Spins” name.

In the course of developing our business plan, we fostered relationships with certain national retailers and participants in the recording and music industry.  Our relationships in the recording industry, which include record executives and performers, allowed us the opportunity to negotiate for and acquire the non-exclusive rights to a significant catalog of digital music.  Our relationships with retailers allowed us to market this catalog of music, originally as part of our lyrical cards and later in a myriad of forms.  In conjunction with the new focus of our business plan, we changed our name to “Liquid Spins, Inc.” on April 26, 2011.   Also in conjunction with the new focus of our business plan, we essentially ceased active marketing of our paper greeting cards but continue to offer such products on our website.

Digital Music Store
We currently operate an online music store under the name “Liquid Spins.”  Our proprietary digital music platform allows consumers to sample and download music on computers and certain mobile devices.  We currently have license agreements with six record labels providing a catalog of a wide range of music, and continue efforts to obtain additional licenses.  Our music store is marketed independently by us and through partnerships with certain participants in the music industry and other retailers.  Our business plan contemplates eventually partnering with major retailers to private, or “white,” label our store with these retail partners.  We hope to reduce the time-to-market for our prospective retail partners while reducing the complexity and cost of digital asset management and distribution.  However, this latter concept is in the exploratory phase, and there is no assurance that we will be successful in developing formal agreements with any of our prospective retail partners.

The use of the Internet and wireless networks as mediums for media distribution has continued to evolve and grow in recent years.  Traditional media and entertainment companies, such as major record labels, have in recent years faced significant challenges associated with digital distribution of music.  Such challenges have eroded revenues from traditional sources of music, such as CDs.  To replace that lost revenue, record companies now license the rights to some of their content for certain forms of digital distribution over the Internet and wireless networks.  Consumers enjoy this content by means of many different types of service and offerings, including purchased downloads, paid subscriptions, prepaid credit offerings and streaming radio.  Consumers acquire and consume content using personal computers, mobile devices and other digital devices.

Our primary emphasis at present is developing a platform that can be used as a means to distribute digital media content to consumers and acquiring an adequate inventory of music to offer consumers.  We have completed the initial development of the platform using digital music files in MP3 format and hope to expand our offerings to include digital video in the future.  The digital music file can be played on any device capable of playing an MP3 file.

We have constructed the Liquid Spins website and platform to enable consumers to sample and purchase digital music content.  The website is maintained in the cloud on server space leased from Amazon Web Services.  In order to offer the digital music content on the website, we have licensed the content from various record labels and are required to pay a continuing royalty to the record label each time a consumer purchases a digital song through our website.  The continuing royalty consists of a percentage of the retail sales price of the song.  We contract with a third party merchant credit card vendor to power the purchase functionality on the website and pay over the revenue generated from sales of downloads of the digital music files.  We continue to invest in our platform.

In conjunction with our website and platform, we have developed several products using technology known as a “quick response code” or “QR code,” which is two-dimensional bar code.  Similar to a traditional bar code, one must use a “reader” to translate the QR code.  Companies across all industries are using QR codes as part of their marketing and communication strategies.  Various smart phone applications contain software that enables the smart phone to scan the code using its camera feature and decipher the QR code, and these applications are currently the primary method of decoding the QR codes.  Once deciphered, the QR code often contains a URL link to a particular website or other information such as contact information or a map location.  Smart phones will typically display the website or other information from the QR code, depending on the smart phone’s capability.

The Liquid Spins prototype products have utilized the QR code to provide a URL link to our website where the digital media file can be accessed.  We refer to the URL link to our website embedded in the QR code as a Liquidclix™.  Once a consumer activates the Liquidclix™ by using his or her smart phone application to decipher the QR code and link to the website, the consumer is able to listen for free to a sample of a particular song or purchase a download of the digital file containing the entire song.

We have licensed our QR technology to record labels in an effort to increase distribution of our music products.  In turn, these record labels utilized the QR code in marketing initiatives, such as concert programs, sponsorships, fan clubs, artist websites, merchandising and touring promotions in an effort to increase interest in their content.  These codes allow recipients to immediately access our website and download samples or complete songs offered by these record companies.  While these licensing arrangements do not produce revenue directly to us, they are designed to indirectly increase revenue by driving additional traffic to our website, the results of which we expect to manifest in the future.

We have also partnered with certain retailers to distribute the QR codes in conjunction with products or services offered by those retailers.  Examples include Floyd’s 99 Barber Shop and Cherryberry Frozen Yogurt Bars, a seller of frozen yogurt and related products.  These retailers include a QR code on certain of their products or novelties which affords the recipient the ability to access our website and view our music offerings.  These and similar initiatives are in their infancy and the results have thus far been inconclusive.  However, we intend to aggressively market our service using this and other techniques in an effort to substantially increase traffic to our site.

Music Catalog
Our existing music catalog includes a vast array of music, the digital rights to which are owned by six record labels, EMI Music, Warner Music Inc., Sony Music Entertainment Digital LLC and Universal Music Group , RED Distribution, LLC and Curb Recording Group, Inc.  We have the right to distribute this music digitally, either directly or through approved partners.  The catalog includes music from diverse musical genres such as rock, pop, country, religious, rap and blues.  Noted artists include Frank Sinatra, Katy Perry, Coldplay, Pink Floyd, the Rolling Stones, the Beach Boys, John Lennon/Paul McCartney, Madonna, Van Halen, Prince, Led Zeppelin, Ray Charles, the Eagles and Fleetwood Mac.  The catalog currently consists of approximately two million songs.

We are pursuing additional distribution agreements with other companies in an effort to expand our digital content.

Retail Partners
During discussions with various retailers regarding the distribution of our Liquid Spins products, we determined there was a market opportunity to provide companies with a platform to create a music store.  Using the Liquid Spins website as the underlying platform that already has the capability of hosting digital content and offering it for sale to customers provides us with an opportunity to partner with various companies to offer the content through a website co-branded with a company that has more name recognition than us.  This could significantly increase the distribution of our music and our revenue.

In an effort to attract these retail partners, we may build additional websites to the specification of the customer that includes the customer’s name and branding which are “powered by” Liquid Spins.  An example of this is creating an online music store for a large national retailer that does not currently offer its customers the ability to purchase digital media content on the Internet.  The retailer would determine which digital media content would be offered on its website and we would license to the retailer the QR codes that contain the link to the location of the file on the website.  The retailer could then replicate the QR code on its own products and communications with its customers.  The retailer would receive a percentage of the revenue generated from the purchase of a download of the digital music file.

We hope to provide our customers with a highly scaleable consumer-facing digital music commerce and delivery solution that includes:

●	Hosting and managing digital music content and delivering such content to end users on behalf of those customers;

●	Support for private label user interfaces that have the look, feel and branding of the customer’s existing commerce platform;

●	Delivery across both Internet and mobile delivery protocols, and in various forms, such as sampling and full-song download;

●	Integration to a customer’s website and mobile application, inventory and account management;

●	Integrated payment functionality supporting multiple end consumer payment alternatives; and

●	Digital rights management and licensing, usage reporting, royalty settlement, customer support and publishing related services.

All of our significant licensing agreements require the content owner to pre-approve each of our potential customers in advance of launching that service.

We believe that our ability to provide “white label” platforms for other companies to use their own brand recognition while offering digital media content for sale to their customers has significant potential for growth because it can decrease time to market while reducing the complexity and cost of digital asset management and distribution.  In addition, due to the unique properties of a smart phone to decipher the QR code and almost instantaneously link the user to the website where he or she can sample and purchase a download of the digital media file, there is potential to create a customer out of every smart phone user, irrespective of the venue the user is in, so long as the user has internet access on the smart phone.   Since our products would represent a supplement to the products offered by the retailers and not compete for similar sales, we do not believe that retailers will be resistant to our plan.

This white label model also provides us the opportunity to offer our digital media platform to a wide variety of prospects that are not limited to traditional retail organizations.  We believe that there is the potential to partner with restaurants, clothing brands, sports teams, tourist attractions and any other type of organization that is interested in offering digital media to its customers or visitors.  By partnering with one or more of these retail organizations and having access to their customers, we could increase the visibility of our site and our service far beyond what we might accomplish with our own marketing efforts.

As of the date of this prospectus, we have not entered into any agreement with a retailer for a white label arrangement.

Marketing and Advertising
Our existing marketing efforts consist of distributing our proprietary QR codes to consumers to drive traffic to our website, social networking and what might be characterized as grassroots marketing.  We have also recently partnered with a distributor of stored-value cards in an effort to increase the visibility of our site.

Our current efforts include an arrangement with a record company under which we offer our QR code in connection with concert promotions and musical events.  Through these efforts, we believe that the record company is promoting the artists that it represents and driving traffic to our website, thus potentially increasing their revenue and ours through downloads of digital music.  We hope to increase such efforts in the future, as the costs are relatively insignificant compared to what we believe to be the potential revenue.  We are also active on Facebook and other social networking sites and utilize school ambassadors to appeal to younger users.  We use Facebook and other social networking sites to promote music which we are contractually obligated to distribute to our “Friends” in an effort to convince people to visit our website and download music.  We make promotional products available to students for promotional purposes, also in an effort to encourage people to visit our website.

We also recently executed a distribution agreement with InComm, a company marketing and distributing prepaid gift cards and other stored value products.  Under the terms of that agreement, we granted the exclusive rights to promote, market, distribute and sell our products at retail locations throughout the United States.  These products consist of prepaid gift cards redeemable for digital music from our website and any other products which we may develop in the future which utilize a PIN-based or card-based program.  The Company hopes to place its first gift cards through InComm with Play n’ Trade in the fourth quarter of 2012, giving us visibility in 144 locations throughout the United States.  During the remainder of 2012, we hope to extend the reach of these efforts to include retailers such as Fry’s Electronics, Variety Wholesalers, Casey’s General Stores, Huck’s Convenience Stores, Kum & Go Convenience Stores and the Travel Centers of America.

The Company has begun to market its gift cards on the Internet in an effort to drive sales and increase exposure to the Company’s primary website (www.liquidspins.com). On April 23, 2012, the Company entered into a consignment sales pilot program agreement with GiftCards.com, LLC to distribute gift cards through their online store. The Company also has begun to market its gift cards at: https://giftcards.liquidspins.com/ and http://promotionmp3.com/.  While InComm has assisted with the functionality of these gift cards, this marketing is being conducted directly by the Company.

We also recently executed a Channel Partner Agreement with an unaffiliated company pursuant to which the partner will act as our exclusive agent in an effort to distribute our music services through certain social media or technology entities, including web portals, e-tailers and social media sites (“Channels”).  Through this agreement, we hope to engage the Channels to generate end user traffic to our platform and ultimately, increase revenue.  Any revenue resulting from this arrangement will be split equally with the partner.  The agreement is exclusive with the partner for a period of 240 days, after which it will become non-exclusive unless the partner has made reasonable progress toward an agreement with a Channel.  Since this agreement was only recently consummated, we are unable to predict what effect, if any, it will have on our revenue.

Operations and Technology
Liquid Spins is a digital service provider which sells music through www.LiquidSpins.com and through “The Liquid Spins Mobile Network” which uses a unique QR code placed in strategic high traffic public locations. We call this feature “Liquid Clix™.” Customers access our store using smart phone bar code scanners or through our website. They purchase music through the mobile network and then manage and download their music through the web-based interface. We report to Soundscan and use Authorize.net to manage payments.

Our mobile network was officially launched on or about December 1, 2011 and is continually undergoing evaluation and upgrades.  The Company has also been developing an application (“App”) for sale through the Mac App Store in an effort to enhance the user experience for potential customers using Mac products. The App has been sent to Apple for evaluation and testing and returned to us for further refinement.  We expect to have the App finally approved in the fourth quarter of 2012.

The Liquid Spins website is set up similar to a traditional Pay-Per-Download digital media server with the exception of our “Spin Code” feature, which allows users to purchase various approved retail products for music. Every user has a registered profile where they can manage their purchases. Our online store, in its basic form, is a Pay-Per-Download site. It is organized by ARTIST – ALBUM – SONG respectively.

One unique aspect of our online store is “My Music” Player. This player allows the user to build a playlist of 30-second samples in real-time that they can listen to while browsing the site. If they like the playlist they have built, they can use our one-click technology to “Purchase My Music”. This player also allows the user to build a playlist and send it to their friends creating a viral music experience.

In order to protect the integrity of their products, record labels and artists require that digital providers such as our company maintain adequate security to discourage and defeat unauthorized downloading and sharing of the music.  One such form of security is referred to as digital rights management (“DRM”).  Our content is DRM-free.  Rather, we utilize a unique code, known as the unique identifier transfer code (“UITC”), assigned to each song downloaded from our website.  The assignment of a unique code to each song helps insure that unauthorized copying or distribution is limited.  DRM requires the user to register a device on the domain; it limits the use of that domain to the single device, which was registered.  In contrast, UITC registers the user and allows that user to transfer the song to as many devices as he or she desires.  We believe that UITC is superior to DRM for that reason.

Mobile Gateways
The single most unique aspect of Liquid Spins pertains to our use of QR codes and Mobile Gateways. For each artist, album and song in our system, we can create a branded QR code called Liquid Clix. We intend to distribute these QR codes throughout the United States and approved territories through partnerships with retailers, media outlets such as magazines, newspapers, television, campus posters, billboard signage and many more. Each QR can be scanned using a bar code-enabled smart phone. When scanned, the smart phone will open a mini mobile web page we call Mobile Gateways. These Mobile Gateways allow a user to preview and purchase songs using the browser in their smart phone.

Some smart phones allow a user to download directly to their phone. If this function is not available, the user will receive a message prompting them to download their purchase the next time they log into their Liquid Spins account.

EXHIBIT C
PAUL MYERS EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), effective as of the 26th day of November, 2012, by and between MAX SOUND CORPORATION., a Delaware corporation with its principal place of business located at 2902A Colorado Avenue., Santa Monica, CA 90404 (hereinafter referred to as "Company" or "Employer") and Paul D. Myers (hereinafter referred to as the "Employee").

RECITALS

NOW THEREFORE, in consideration of the Recitals and the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, the parties hereby accept employment on the terms and conditions hereinafter set forth.

1.           Term.     Subject to the provisions for termination hereinafter provided, the initial two (2) year term of this Agreement shall commence on November 26, 2012 through November 26, 2014 and shall continue thereafter on a year-to-year basis unless terminated by the Company by delivery of written notice to the Employee not later than sixty (60) days prior to the date for termination as indicated in said notice.

2.           Compensation and Performance Review.

a)           For all services rendered by the Employee under this Agreement, commencing November 25, 2012, the Company shall be obligated to pay the Employee a salary of $7,000.00 per month (the “Base Salary”), payable in accordance with the Employer's regular payroll procedure.

b)           At the end of every yearly period after the commencement of the term of this agreement, the Company shall grant the Employee a performance and salary review for the purposes of gauging the performance of the Employee for the preceding year and adjusting the salary of the Employee hereunder looking to the results of such review and the Company's financial progress, among other things, as guides in such adjustments; provided, however, the Base Salary payable to the Employee pursuant to this provision shall increase at least 10% annually from that fixed by Subparagraph (a) in this Section 2.

c)           In addition to the Base Salary set forth in Section 2(a) above, the Employee shall be entitled to a monthly commission equal to 5% of all profits from any sales of music from the Liquid Spins platform that Employee is directly responsible for bringing to the Company whereas such commission will be calculated by taking 5% of the gross amount of profits received by the Company from the direct efforts of the Employee and first subtracting $7,000 from such amount as paid in 2(a) above to arrive at the amount owed in any given month.

(d)         In addition to the Base Salary set forth in Section 4(a) above, and subject to continuing employment with the Company, the Employee shall be entitled to and shall receive up to 1,000,000 shares of restricted stock, payable in lots of 125,000 per quarter beginning on December 1, 2012 and completed after eight quarters of work have been completed by Employee for the Corporation. The stock will all vest fully at the time of a sale of the Company, if such sale should occur prior to December 1, 2014.

(e)         The Employee shall be entitled to participate in pension, profit sharing, group insurance, hospitalization, group health and benefit plans if any, and all other benefits and plans as the Corporation provides to its qualified Employees (the “Benefit Plans”).

3.           Duties.     Employee is engaged as the VP of Music Distribution of the Company. In such capacity, Employee shall exercise detailed supervision over the operations of the Company subject, however, to control by the Board of Directors.  The Employee shall perform all duties incident to the title of VP of Music Distribution and such other duties as from time to time may be assigned to him by the Board of Directors.

4.           Best Efforts of Employee.     The Employee shall devote his full time efforts to the business of the Company and to all of the duties that may be required by the terms of this Agreement to the reasonable satisfaction of the Company.  The Employee shall at all times faithfully, with diligence and to the best of his ability, experience and talents, perform all the duties that may be required of and from his pursuant to the express and implicit terms hereof to the reasonable satisfaction of the Company.  Such services shall be rendered at such other place or places as the Company shall in good faith require or as the interest, needs, business or opportunity of the Company shall require.

5.           Working Facilities.     The Employee shall be furnished with all such facilities and services suitable to his position and adequate for the performance of his duties.

6.           Expenses.     The Employee is authorized to incur reasonable expenses that are pre-approved by the CFO for promoting the business of the Company, including his out-of-pocket expenses for entertainment, travel and similar items.  The Company shall reimburse the Employee for all such pre-approved expenses on the presentation by the Employee, from time to time, of an itemized account of such expenditures in accordance with the guidelines set forth by the Internal Revenue Service for travel and entertainment.

7.           Benefits.     The Employee shall be entitled to receive any and all health, insurance, disability or any other benefit plan adopted by the Board of Directors from time to time for the benefit of its employees.

8.           Vacation.     The Employee shall be entitled each year to a vacation of a reasonable amount during which time his compensation shall be paid in full.

9.           Disability.

a)  Should the Employee, by reason of illness or incapacity, be unable to perform his job for a period of up to and including a maximum of three (3) months, the compensation payable for and during such period under this Agreement shall be unabated. The Board of Directors shall have the right to determine the incapacity of the Employee for the purposes of this provision, and any such determination shall be evidenced by its written opinion delivered to the Employee.  Such written opinion shall specify with particularity the reasons supporting such opinion and be manually signed by at least a majority of the Board.  Should the Board of Directors determine the Employee incapable of the performance of his duties, the Employee's compensation thereafter shall be reduced to zero.

b)          The Employee shall receive full compensation upon his return to employment and regular discharge of his full duties hereunder.  Should the Employee be absent from his employment for whatever cause for a continuous period of more than 365 calendar days, the Company may terminate this Agreement and all obligations of the Company hereunder shall cease upon such termination.

10.         Termination.

a)
The Company may terminate this Agreement with cause at any time with immediate notice to the Employee thereof, and such notice having been given, this Agreement shall terminate in accordance therewith.  For the purpose of this section, "cause" shall be defined as meaning such conduct by the Employee which constitutes in fact and/or law a breach of fiduciary duty or felonious conduct having the effect, in the opinion of the Board of Directors, of materially adversely affecting the Company and/or its reputation.

b)
The Company may terminate this Agreement without cause by giving sixty (60) days written notice to the Employee, and such notice having been given, this Agreement shall terminate in accordance therewith.

c)
The Employee may terminate this Agreement without cause by giving sixty (60) days written notice to the Company, and such notice having been given, this Agreement shall terminate in accordance therewith.

d)
In the event of termination without cause or being asked to resign as part of a merger, acquisition, buyout or any corporate restructure, the Employee shall be entitled to receive compensation through the original term specified in paragraph one (1).  Such compensation shall be paid in full at the date of termination only if the Employment Agreement is terminated without cause.  After the date of termination, all benefit and incentive programs of any kind or nature then in place shall terminate.

11.           Notices.     All notices, demands, elections, opinions or requests (however characterized or described) required or authorized hereunder shall be deemed given sufficiently if in writing and sent by registered or certified mail, return receipt requested and postage prepaid, or by tested telex, telegram or cable to, in the case of the Company:

Max Sound Corporation.
2902A Colorado Avenue
Santa Monica, CA 90404

and in the case of the Employee:

Paul D. Myers
5525 Erindale Dr. Ste. 200
Colorado Springs, CO 80918

12.            Confidential Information.    During the term of this Agreement, the Employee will have access to certain confidential information and materials, including but not limited to information, originated by the Company or disclosed to the Company by others under agreements to hold the same confidential (“Confidential Information”).  Confidential Information further includes, but is not limited to, all technical, engineering, property and  information, financial, business practices, customer lists, customer identities and commercial information heretofore or hereafter disclosed or transmitted by the Company in any form and manner to the Employee or otherwise received by the Employee, whether orally or in writing.  Employee acknowledges that Employee shall not either directly or indirectly use, disclose or communicate to any person or entity any Confidential Information for any purpose at all whether during or after the term of this Agreement, except to the extent any such information becomes generally known to the public through no fault of Employee.   Furthermore, the terms of this provision survive the Term of this Agreement, or any termination thereof.

13.           Remedies.     Employee acknowledges that any failure to carry out an obligation under this Agreement, or a breach by the Employee of any provision herein, will constitute immediate and irreparable damage to the Company, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance, and other equitable relief.   Employee also understands that other actions may be taken and remedies enforced against the Employee, including termination of any other agreements the Employee may have with the Company.

14.           Entire Agreement.    This Agreement contains the entire agreement between the Company and the Employee, regarding employment of the Employee.  This Agreement shall not be modified except by written agreement signed by both parties.

15.           Headings.    The subject headings of the articles and sections contained in this Agreement are included for convenience purposes only and shall not control or affect the meaning, construction or interpretation of any provision hereof.

16.           Assigns.    This Agreement shall be binding upon the Company and Employee, their respective heirs, executors, legal representatives, successors and assigns.

17.           Waiver and Severability.    No waiver by either party of any breach or default hereof by the other shall be deemed to be a waiver of any preceding or succeeding breach or default hereof, and no waiver shall be operative unless the same shall be in writing.   Should any provision of this Agreement be declared invalid by a court of competent jurisdiction, the remaining provisions hereof shall remain in full force and effect regardless of such declaration.

18.           Arbitration.    Any dispute regarding the subject matter of this Agreement shall be resolved by binding arbitration to be conducted by an arbitration association upon mutual written agreement of the parties.  The prevailing party shall be entitled to an award of attorney's fees, costs and expenses.  The award may be converted to an order of a court of competent jurisdiction, and each party voluntarily submits to personal jurisdiction in the federal and state courts located in California.  Notwithstanding the aforementioned, the Company shall be entitled to seek injunctive relief for violation of the provisions of Section 12 herein, as provided in Section 13 herein.

19.            Counterparts.    This Agreement may be executed in several counterparts, and as so executed shall constitute one Agreement, binding on all parties hereto, notwithstanding that all parties are not signatory as to other original or the same counterpart.  Facsimile signatures are acceptable.

20.            Time.    Time is of the essence.

21.           Governing Law.    This Agreement shall be construed under the laws of the State of Delaware and with any action being heard and venued in San Diego or Los Angeles, California at the Company’s option.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

THE COMPANY:	THE EMPLOYEE:

MAX SOUND CORPORATION

By:
Greg Halpern – CFO	Paul D. Myers

EXHIBIT D
CHRISTY DINAPOLI EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), effective as of the 26th day of November, 2012, by and between MAX SOUND CORPORATION., a Delaware corporation with its principal place of business located at 2902A Colorado Avenue., Santa Monica, CA 90404 (hereinafter referred to as "Company" or "Employer") and Christy P. DiNapoli (hereinafter referred to as the "Employee").

RECITALS

NOW THEREFORE, in consideration of the Recitals and the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, the parties hereby accept employment on the terms and conditions hereinafter set forth.

1.           Term.    Subject to the provisions for termination hereinafter provided, the initial two (2) year term of this Agreement shall commence on November 26, 2012 through November 26, 2014 and shall continue thereafter on a year-to-year basis unless terminated by the Company by delivery of written notice to the Employee not later than sixty (60) days prior to the date for termination as indicated in said notice.

2.           Compensation and Performance Review.

a)           For all services rendered by the Employee under this Agreement, commencing November 26, 2012, the Company shall be obligated to pay the Employee a salary of $8,000.00 per month (the “Base Salary”), payable in accordance with the Employer's regular payroll procedure.

b)          At the end of every yearly period after the commencement of the term of this agreement, the Company shall grant the Employee a performance and salary review for the purposes of gauging the performance of the Employee for the preceding year and adjusting the salary of the Employee hereunder looking to the results of such review and the Company's financial progress, among other things, as guides in such adjustments; provided, however, the Base Salary payable to the Employee pursuant to this provision shall increase at least 10% annually from that fixed by Subparagraph (a) in this Section 2.

c)           In addition to the Base Salary set forth in Section 2(a) above, the Employee shall be entitled to a monthly commission equal to 5% of all profits from any sales of music from the Liquid Spins platform that Employee is directly responsible for bringing to the Company whereas such commission will be calculated by taking 5% of the gross amount of profits received by the Company from the direct efforts of the Employee and first subtracting $8,000 from such amount as paid in 2(a) above to arrive at the amount owed in any given month.

(d)         In addition to the Base Salary set forth in Section 4(a) above, and subject to continuing employment with the Company, the Employee shall be entitled to and shall receive up to 1,000,000 shares of restricted stock, payable in lots of 125,000 per quarter beginning on December 1, 2012 and completed after eight quarters of work have been completed by Employee for the Corporation. The stock will all vest fully at the time of a sale of the Company, if such sale should occur prior to December 1, 2014.

(e)         The Employee shall be entitled to participate in pension, profit sharing, group insurance, hospitalization, group health and benefit plans if any, and all other benefits and plans as the Corporation provides to its qualified Employees (the “Benefit Plans”).

3.           Duties.    Employee is engaged as the VP of Music Entertainment of the Company. In such capacity, Employee shall exercise detailed supervision over the operations of the Company subject, however, to control by the Board of Directors.  The Employee shall perform all duties incident to the title of VP of Music Entertainment and such other duties as from time to time may be assigned to him by the Board of Directors.

4.           Best Efforts of Employee.    The Employee shall devote his full time efforts to the business of the Company and to all of the duties that may be required by the terms of this Agreement to the reasonable satisfaction of the Company.  The Employee shall at all times faithfully, with diligence and to the best of his ability, experience and talents, perform all the duties that may be required of and from his pursuant to the express and implicit terms hereof to the reasonable satisfaction of the Company.  Such services shall be rendered at such other place or places as the Company shall in good faith require or as the interest, needs, business or opportunity of the Company shall require.

5.           Working Facilities.    The Employee shall be furnished with all such facilities and services suitable to his position and adequate for the performance of his duties.

6.           Expenses. The Employee is authorized to incur reasonable expenses that are pre-approved by the CFO for promoting the business of the Company, including his out-of-pocket expenses for entertainment, travel and similar items.  The Company shall reimburse the Employee for all such pre-approved expenses on the presentation by the Employee, from time to time, of an itemized account of such expenditures in accordance with the guidelines set forth by the Internal Revenue Service for travel and entertainment.

7.           Benefits.    The Employee shall be entitled to receive any and all health, insurance, disability or any other benefit plan adopted by the Board of Directors from time to time for the benefit of its employees.

8.           Vacation.    The Employee shall be entitled each year to a vacation of a reasonable amount during which time his compensation shall be paid in full.

9.           Disability.

a)  Should the Employee, by reason of illness or incapacity, be unable to perform his job for a period of up to and including a maximum of three (3) months, the compensation payable for and during such period under this Agreement shall be unabated. The Board of Directors shall have the right to determine the incapacity of the Employee for the purposes of this provision, and any such determination shall be evidenced by its written opinion delivered to the Employee.  Such written opinion shall specify with particularity the reasons supporting such opinion and be manually signed by at least a majority of the Board.  Should the Board of Directors determine the Employee incapable of the performance of his duties, the Employee's compensation thereafter shall be reduced to zero.

b)  The Employee shall receive full compensation upon his return to employment and regular discharge of his full duties hereunder.  Should the Employee be absent from his employment for whatever cause for a continuous period of more than 365 calendar days, the Company may terminate this Agreement and all obligations of the Company hereunder shall cease upon such termination.

10.           Termination.

a)
The Company may terminate this Agreement with cause at any time with immediate notice to the Employee thereof, and such notice having been given, this Agreement shall terminate in accordance therewith.  For the purpose of this section, "cause" shall be defined as meaning such conduct by the Employee which constitutes in fact and/or law a breach of fiduciary duty or felonious conduct having the effect, in the opinion of the Board of Directors, of materially adversely affecting the Company and/or its reputation.

b)
The Company may terminate this Agreement without cause by giving sixty (60) days written notice to the Employee, and such notice having been given, this Agreement shall terminate in accordance therewith.

c)
The Employee may terminate this Agreement without cause by giving sixty (60) days written notice to the Company, and such notice having been given, this Agreement shall terminate in accordance therewith.

d)
In the event of termination without cause or being asked to resign as part of a merger, acquisition, buyout or any corporate restructure, the Employee shall be entitled to receive compensation through the original term specified in paragraph one (1).  Such compensation shall be paid in full at the date of termination only if the Employment Agreement is terminated without cause.  After the date of termination, all benefit and incentive programs of any kind or nature then in place shall terminate.

11.           Notices.    All notices, demands, elections, opinions or requests (however characterized or described) required or authorized hereunder shall be deemed given sufficiently if in writing and sent by registered or certified mail, return receipt requested and postage prepaid, or by tested telex, telegram or cable to, in the case of the Company:

Max Sound Corporation.
2902A Colorado Avenue
Santa Monica, CA 90404

and in the case of the Employee:

Christy P. DiNapoli
P.O. Box 120053
Nashville, TN 37212

12.            Confidential Information.    During the term of this Agreement, the Employee will have access to certain confidential information and materials, including but not limited to information, originated by the Company or disclosed to the Company by others under agreements to hold the same confidential (“Confidential Information”).  Confidential Information further includes, but is not limited to, all technical, engineering, property and  information, financial, business practices, customer lists, customer identities and commercial information heretofore or hereafter disclosed or transmitted by the Company in any form and manner to the Employee or otherwise received by the Employee, whether orally or in writing.  Employee acknowledges that Employee shall not either directly or indirectly use, disclose or communicate to any person or entity any Confidential Information for any purpose at all whether during or after the term of this Agreement, except to the extent any such information becomes generally known to the public through no fault of Employee.   Furthermore, the terms of this provision survive the Term of this Agreement, or any termination thereof.

13.           Remedies.    Employee acknowledges that any failure to carry out an obligation under this Agreement, or a breach by the Employee of any provision herein, will constitute immediate and irreparable damage to the Company, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance, and other equitable relief.   Employee also understands that other actions may be taken and remedies enforced against the Employee, including termination of any other agreements the Employee may have with the Company.

14.           Entire Agreement.    This Agreement contains the entire agreement between the Company and the Employee, regarding employment of the Employee.  This Agreement shall not be modified except by written agreement signed by both parties.

15.           Headings.    The subject headings of the articles and sections contained in this Agreement are included for convenience purposes only and shall not control or affect the meaning, construction or interpretation of any provision hereof.

16.           Assigns.    This Agreement shall be binding upon the Company and Employee, their respective heirs, executors, legal representatives, successors and assigns.

17.           Waiver and Severability.    No waiver by either party of any breach or default hereof by the other shall be deemed to be a waiver of any preceding or succeeding breach or default hereof, and no waiver shall be operative unless the same shall be in writing.   Should any provision of this Agreement be declared invalid by a court of competent jurisdiction, the remaining provisions hereof shall remain in full force and effect regardless of such declaration.

18.           Arbitration.    Any dispute regarding the subject matter of this Agreement shall be resolved by binding arbitration to be conducted by an arbitration association upon mutual written agreement of the parties.  The prevailing party shall be entitled to an award of attorney's fees, costs and expenses.  The award may be converted to an order of a court of competent jurisdiction, and each party voluntarily submits to personal jurisdiction in the federal and state courts located in San Diego or Los Angeles California at the Company’s option. Notwithstanding the aforementioned, the Company shall be entitled to seek injunctive relief for violation of the provisions of Section 12 herein, as provided in Section 13 herein.

19.            Counterparts.    This Agreement may be executed in several counterparts, and as so executed shall constitute one Agreement, binding on all parties hereto, notwithstanding that all parties are not signatory as to other original or the same counterpart.  Facsimile signatures are acceptable.

20.            Time.    Time is of the essence.

21.           Governing Law.    This Agreement shall be construed under the laws of the State of Delaware and with any action being heard and venued in San Diego or Los Angeles, California at the Company’s option.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

THE COMPANY:	THE EMPLOYEE:

MAX SOUND CORPORATION

By:
Greg Halpern – CFO	Christy P. DiNapoli

EXHIBIT E – PRESS RELEASE
ONLINE MUSIC RETAILER LIQUID SPINS ACQUIRED BY MAX SOUND
Santa Monica, Calif., November __, 2012 – Max Sound Corporation (OTC Bulletin Board: MAXD) the HD Audio Company that is improving the sound quality in music, movies, audiobooks, live concerts, video games, television network programming and mobile devices announced today that it acquired all of the assets of Liquid Spins, Inc. a non-traditional digital media distribution company that specializes in QR code marketing, apparel merchandising, scratch-off codes and other creative targeted strategies that focus on selling music in areas not currently being sold.

Through Liquid Spins’ “non traditional” placement approach, they have engineered a partnership with InComm, the industry leader, marketer, distributor of stored-value gift cards and prepaid products. Incomm manufactures and distributes the Itunes giftcards for Apple Inc. You can find their point of sale displays in over 225,000 locations.

Liquid Spins gift cards will be marketed in Play and Trade, Variety Wholesalers, Casey’s, Holiday Corp., Huck’s, Valero Stores, Kum & Go, Kwik Trip, Zeevex, American Media magazines, upcoming consumer promotions, restaurant chains and will soon be adopted by several nationwide retailers.

ABOUT LIQUID SPINS
Liquid Spins is an established digital media distribution company who has secured contracts with all major record labels in the United States including Sony, Universal, Warner, Emi, Red and Curb. Liquid Spins has secured partnerships with major brands and well-known brick and mortar retailers as well as nationwide restaurants chains. Its QR portals can appear anywhere; an event, a concert or an establishment for the immediate purchase of a song or album.  Learn more at www.LiquidSpins.com

ABOUT MAX SOUND COROPORATION
Endorsed by such superstars as Pitbull and Mick Fleetwood, MAXD is to audio what HD (High Definition) is to video. The MAXD™ Audio Process makes everything sound better and can convert any audio file to high definition quality while significantly reducing the file size. Visit us www.maxsound.com Max Sound & MAXD are trademarks & Patent Pending technologies of Max Sound Corporation registered in the United States and other countries. All other trademarks are the property of their respective owners.
SAFE HARBOR STATEMENT

Statements in this press release which are not purely historical, including statements regarding Max Sound’s intentions, beliefs, expectations, representations, projections, plans or strategies regarding the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company’s cash flow or adequacy of capital resources, market acceptance risks, technical development risks, and other risk factors. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Max Sound disclaims any obligation and does not undertake to update or revise any forward-looking statements in this press release.

Max Sound Corporation    Contact: John Blaisure Phone: 888-777-1987  Email: john@maxsound.com